Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

(212) 896-1215 / (212) 896-1250

tfromer@kcsa.com / grussell@kcsa.com

Media Contact:

Barry Stagg

4Kids Entertainment

(646) 822-4257

bstagg@4kidsent.com

4Kids Entertainment Announces Staff Reductions and Cost-Cutting Initiatives

NEW YORK, December 17, 2008 – 4Kids Entertainment, Inc. (NYSE: KDE), the global children’s entertainment and merchandise licensing organization, today announced that it has implemented certain cost-cutting initiatives designed to better align its organization and overall cost structure in the current challenging economic environment. The Company has implemented a workforce reduction of approximately 15% across all subsidiaries and divisions. As a result of the staff cuts, the Company will be incurring severance costs of approximately $375,000 in the fourth quarter of 2008. The Company has also completed a comprehensive review of its operations and will be taking steps intended to reduce operating expenses by an additional $4 - $5 million in 2009.

These staff reductions and projected cuts in operating expenses, together with the early termination of the 4Kids/ Fox Broadcasting Company Agreement effective December 31, 2008 which was previously announced on November 10, 2008, are expected to result in pretax savings of $15 - $18 million in 2009.

"We have taken some critical steps to respond to the litany of challenges presented by the worldwide economic crisis," said Alfred R. Kahn, Chairman and CEO of 4Kids Entertainment. “The streamlining of our organization and further reduction in operating expenses will better position the Company to ride out the current economic storm”.

About 4Kids Entertainment, Inc.

With U.S. headquarters in New York City, regional offices for its trading card business in San Diego, California and international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global organization devoted to the creation, development, production, broadcasting, distribution, licensing and manufacturing of children’s entertainment products.

Through its subsidiaries, 4Kids produces animated television series and films, distributes 4Kids’ produced or licensed animated television series for the domestic and international television and home video markets, licenses merchandising rights worldwide to 4Kids’ owned or represented properties, operates Web sites to support 4Kids’ owned or represented properties, and produces and markets collectible trading card games. Additionally, the Company programs and sells the national advertising time in a four-hour “4KidsTV” block which airs on nearly 200 affiliated FOX television stations Saturday mornings, as well as the national advertising time in “TheCW4Kids” five-hour Saturday morning block on The CW television network.

Additional information is available on the www.4KidsEntertainment.com corporate web site and at the www.4Kids.tv game station site.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.